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Nx Networks                                            NEWS RELEASE

13595 Dulles Technology Drive, Suite 100
Herndon, VA  20171-3424
Tel:  703-742-6000   Fax:  703-742-4048

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For Immediate Release:

                                              Company contacts:
                                              Public Relations:
                                              Felicia Kessel-Crawley
                                              (703) 742-6000
                                              felicia.kessel@nxnetworks.com

                  NX NETWORKS ANNOUNCES FORMAL NAME CHANGE AND
                          NASDAQ SYMBOL CHANGE TO NXWX

HERNDON, VA - September 19, 2000 - Nx Networks, Inc. (Nasdaq: NTRX), the leader in next-generation Internet Telephony solutions, formerly doing business as NETRIX CORPORATION, announced it has filed an amendment to its Certificate of Incorporation with the State of Delaware for an official name change to Nx Networks, Inc. Nx Networks also changed its Nasdaq National Market trading symbol to "NXWX" effective today.

     The changes reflect the final details needed to solidify the foundation of Nx Networks, Inc., pioneer in voice packet technology. With the recent combination of Netrix, OpenRoute and AetherWorks, and patented voice technology, Nx Networks continues to lead the industry in packetized voice with more than 250,000 ports already installed worldwide.

     The merger of the companies enabled Nx Networks to expand its technology reach and market share through this winning combination of experience, leading edge technology and feature-rich designs and solutions. The merger of these three exceptionally critical technologies has enabled Nx Networks to deliver voice and

                                    - MORE -
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data applications and end-to-end solutions that economically provide world class
Voice over Internet Protocol (VoIP) solutions over any network infrastructure to enterprises, ISPs, CLECS and telcos in more than 83 countries around the world. Nx Networks SoftSwitch software technology provides the platform necessary to rapidly create and deploy key applications like Interactive Voice Response
(IVR), conference calling, customized billing, voice-enabled Web, unified messaging and more.

     The company continues to enhance performance of its Nx 6000 Series Carrier-Class Media Gateway/Router; Nx 2200 Media Gateway and Nx 3000 Series Gateway Router which drive their feature-rich, secure, flexible, scaleable, expandable and cost-effective next generation VoIP and VPN voice and data convergence applications like eCall Centers, International Toll Bypass and Virtual Office/Broker in a Box.

About Nx Networks

Nx Networks, an award-winning provider of innovative Internet Telephony solutions, offers a robust suite of tools and applications that harnesses the full potential of Voice over Internet Protocol (VoIP) gateways, SoftSwitch technology, and Virtual Private Networking (VPN). Headquartered in Herndon, VA, Nx Networks provides secure, seamless end-to-end interoperability and voice service products to service providers, corporations and carriers in more than 80 countries.

         The Nx 6000 series is a carrier-class Media Gateway that scales up to support thousands of users and reliably provides multiple high performance features based on industry standard protocols.

         The Nx 3000 series gateway router provides a secure solution for the convergence of voice and data over the Internet. It also provides a customer premise platform for delivering new services.

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         SoftSwitch  software technology provides the platform to rapidly create and deploy key applications like Interactive Voice Response (IVR), conference calling, customized billing, voice-enabled Web, unified messaging and more.

         Additional information about Nx Networks can be found online at www.nxnetworks.com.

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*Safe Harbor Statement -- This press release contains forward-looking statements that involve a number of risks and uncertainties, including references to projected sales. Readers are cautioned that all forward-looking statements are subject to risks and uncertainties, including without limitation, the timing of new announcements or introductions by the company and its competitors, the acceptance of new products and services, the hiring and retention of key employees, competitive pricing pressures, the manufacturing of products, the need for capital, dependence on third parties for manufacturing, components and products, general economic conditions, and, with respect to Nx Networks, the risk factors detailed from time to time in its periodic reports and registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only of the date hereof. Nx Networks undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.